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                               DISTRIBUTION AGREEMENT


     THIS AGREEMENT made as of the        day of               , 1998, by and
between Integrity Life Insurance Company, an Ohio stock life insurance company ("Integrity"), on its own and on behalf of its separate account, Separate Account Ten (the "Separate Account"), and ARM Securities Corp., a Minnesota corporation and a registered broker-dealer (the "Distributor").

                                     WITNESSETH:

     WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD");

     WHEREAS, the Separate Account and its divisions (the "Divisions") listed on Exhibit A as may be amended from time to time, as established pursuant to
Section 3907.15 of the Ohio Insurance Law and a registered investment company under the Investment Company Act of 1940 (the "1940 Act") of the type referred to as a managed separate account, propose to offer for sale certain contracts (the "Contracts") which may be deemed to be securities under the Securities Act of 1933 (the "1933 Act");

     WHEREAS, the parties desire to have the Distributor act as principal underwriter for each Division and assume such supervisory responsibility as is required by federal and state securities law and applicable requirements of the NASD for the securities activities of any "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with the Distributor, including personnel engaged directly or indirectly in the Separate Account's insurance operations (the "Associated Persons");

     WHEREAS, the parties desire to have the Separate Account perform certain services in connection with the sale of the Contracts;

     NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Distributor and the Separate Account agree as follows:

     1. The Distributor will act as the principal underwriter of the Contracts in each state or other jurisdiction where the Contracts may legally be sold.
The Distributor will from time to time enter into separate written agreements ("Selling Agreements") on such terms and conditions as the parties may determine not inconsistent with this Agreement, with one or more individuals or organizations which agree to participate in the distribution of the Contracts. Such individuals or organizations ("Dealers") shall be registered as broker-dealers under the 1934 Act and members of the NASD. Each such Dealer and its representatives soliciting applications for Contracts shall be duly and appropriately licensed for the sale of the Contracts under the insurance law and any applicable securities law of each state or other jurisdiction in which the Dealer or representative is required to be so licensed. The Selling Agreements shall be in such form as approved by the Separate Account.

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     2.   The Distributor will assume such supervisory responsibility for the securities activities of, and for securities law compliance by, its Associated Persons, as is required by applicable federal and state law and NASD requirements, including the NASD Rules of Fair Practice. The Distributor will have such responsibility as is contemplated by Section 15(b)(4)(E) of the 1934 Act in connection with the training, supervision and control of its Associated Persons. The parties understand that certain sales literature and materials intended for use in connection with the sale of Contracts may require filings with and/or approvals from the SEC, NASD and other regulatory authorities. In advance of using any such literature or materials, the Distributor will obtain the approval of the Separate Account and will make any such required regulatory filing or seek any such required approval. The Distributor will provide appropriate training materials for its Associated Persons, use its best efforts to prepare them to complete satisfactorily any and all applicable NASD and state qualification exams, register the Associated Persons as its registered representatives before they engage in securities activities, and supervise them in the performance of such activities. It is understood and agreed that the office of the Distributor at 515 West Market Street, 8th Floor, Louisville, Kentucky 40202 will be designated the Office of Supervisory Jurisdiction of the Distributor and will perform such functions as are agreed to by the Separate Account and the Distributor.

     3. Distributor shall ensure that each Dealer supervises its registered representatives. Dealers shall assume any legal responsibilities of Separate Account for the acts, omissions or defalcations of its registered representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by such Dealers through its registered representatives shall be transmitted directly to the Separate Account, and if received by Distributor, shall be forwarded to Separate Account. All payments under the Contracts received by the Distributor shall be remitted promptly to Separate Account.

     4. The Separate Account will bear the cost of all services and expenses, including legal services and expenses and registration, filing and other fees, in connection with (a) registering and qualifying the Divisions, the Contracts, and (b) printing and distributing all of the Separate Account's registration statements, prospectuses and statements of additional information for the Contracts (including amendments) to Owners of Contracts, Contracts, notices and periodic reports, and proxy solicitation material.

     5. The Distributor will, in connection with the sale of the Contracts, pay all amounts (including sales commissions) due to Dealers who sell Contracts under Selling Agreements, in amounts specified in the Selling Agreements and agreed to by the Distributor.

     6. The Distributor will be responsible for compliance with respect to the maintenance and preservation in accordance with all applicable federal and state securities laws and regulations, including Rules 17a-3 and 17a-4 under the 1934 Act, of all books and records required to be maintained in connection with the offer and sale of the Contracts being distributed pursuant to this Agreement. The Separate Account shall maintain and preserve such books and


                                        -2-

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records on behalf of and as the agent for the Distributor in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act. Such books and records shall be the property of the Distributor and shall at all times be subject to inspection by the NASD and the SEC in accordance with Section 17(a) of the 1934 Act. Integrity, acting as agent for the Distributor upon or prior to completion of each transaction for which a confirmation is legally required, will send a written confirmation for each such transaction reflecting the facts of the transaction.

     7. The Distributor will execute such papers and do such acts and things as shall from time to time be reasonably requested by the Separate Account for the purpose of (a) maintaining the registration statements relating to the Contracts under the 1933 Act and the 1940 Act, and (b) qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state. It will, however, remain the responsibility of the Separate Account to obtain and maintain all necessary approvals and registration of the Contracts with all relevant regulatory authorities.

     8. The Distributor is not authorized to give any information, or to make any representations concerning the Contracts, Accounts or the Separate Account other than those contained in the current registration statements, prospectuses or statements of additional information (as amended from time to time) for the Contracts filed with the SEC or such sales literature and materials as may be authorized by the Separate Account.

     9. Each party hereto shall advise the other promptly of (a) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting registration or qualifications of the Accounts or the Contracts, or the right to offer the Contracts for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change in the registration statements or prospectuses or statements of additional information in order to make the statements therein not misleading.

     10. There shall be net no compensation for either the services provided by the Distributor or the services provided by Integrity in connection with this Agreement.

     11. The obligations of the Distributor under this Agreement relate solely to its status as the principal underwriter of the Contracts.

     12. The services of the Distributor and the Separate Account under this Agreement are not deemed to be exclusive and the Distributor and the Separate Account shall be free to render similar services to others, including, without implied limitation, such other separate investment accounts as are now or hereafter established by the Separate Account, the Distributor or any affiliate of the Distributor.

     13. Unless sooner terminated, this Agreement shall continue in full force and effect for two years and thereafter for successive one year periods, provided that such continuance is specifically approved at least annually by (i) the Board of Managers of the Separate Account, or by the vote of a majority of the outstanding shares of the Separate Account, and (ii) a vote of a


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majority of those members of the Board of Managers of the Separate Account who are not parties to this Agreement nor interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without the payment of any penalty upon not less than 60 days written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     14. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   SEPARATE ACCOUNT TEN of
                                   INTEGRITY LIFE INSURANCE COMPANY



                                   By:
                                      ------------------------------------------

                                   Title:
                                         ---------------------------------------


                                   INTEGRITY LIFE INSURANCE COMPANY



                                   By:
                                      ------------------------------------------

                                   Title:
                                         ---------------------------------------


                                   ARM SECURITIES CORP.



                                   By:
                                      ------------------------------------------

                                   Title:
                                         ---------------------------------------


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                                      EXHIBIT A

                               SEPARATE ACCOUNT TEN of
                           INTEGRITY LIFE INSURANCE COMPANY

Divisions
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March
June
September
December